EXHIBIT 99.1

Amtech Reiterates Fiscal 2010 Revenue Guidance of $100-$105 million; Provides
Preliminary Revenue, Orders and Backlog for Fiscal Second Quarter
Operations on track to execute record shipments in fiscal third and fourth quarters

TEMPE, Arizona – April 9, 2010 – Amtech Systems, Inc. (NASDAQ: ASYS), a global supplier of production and automation systems and related supplies for the manufacture of solar cells, semiconductors, and silicon wafers, today announced that it is reiterating its fiscal 2010 revenue guidance to a record $100-$105 million, based on its strong solar backlog and continued success in ramping up operations. Additionally, the Company expects GAAP operating margins to equal or exceed 10 percent in the second half of fiscal 2010.

Orders in the second quarter of fiscal 2010 totaled $33 million, including $28 million of solar orders. Amtech’s total orders in the first six months of fiscal 2010, which began October 1, 2009, have surpassed $92 million, including $83 million of solar orders. Amtech also reported preliminary revenue and results today for its fiscal 2010 second quarter ended March 31, 2010. Amtech’s preliminary revenue for the second quarter is approximately $16 million, representing a 46% increase over the same period a year ago. Second quarter preliminary revenue is lower than the Company’s previous guidance of $17-$19 million due primarily to a rescheduling of several systems to one customer; two of these systems shipped in early April and the remaining are expected to ship next week. As a result of lower second quarter revenue and ramp up of operating costs to support the growth in the second half of fiscal 2010, Amtech expects to report a loss for the quarter ended March 31, 2010.

J.S. Whang, Chief Executive Officer of Amtech, commented, ”With the tremendous influx of orders we have seen in the December and March quarters, we continue to successfully ramp up our operations to profitably manage our rapid growth. Within a very short period of time, we have more than doubled our production capacity and have added key personnel across all areas to execute our record order bookings. While there is still much to accomplish, we are on track to produce record volumes in the June and September quarters and to deliver on our revenue guidance of $100-$105 million for fiscal 2010.”

The fiscal 2010 second quarter financial information included in this release is preliminary and subject to change based on the Company’s quarterly close procedures. Operating results for future quarters could be impacted by the timing of system shipments, the net impact of revenue deferral on those shipments, and recognition of revenue based on customer acceptances, all of which can have a significant effect on operating results.

About Amtech Systems, Inc.
Amtech Systems, Inc. manufactures capital equipment, including silicon wafer handling automation, thermal, plasma and etch processing equipment and related consumables used in fabricating solar cells and semiconductor devices. Semiconductors, or semiconductor chips, are fabricated on silicon wafer substrates, sliced from ingots, and are part of the circuitry, or electronic components, of many products including solar cells, computers, telecommunications devices, automotive products, consumer goods, and industrial automation and control systems. The Company’s wafer handling and processing equipment and consumable products currently address the diffusion, oxidation, deposition, PECVD, and PSG removal steps used in the fabrication of solar cells, semiconductors, MEMS and the polishing of newly sliced silicon wafers.

Forward-Looking Statements
Statements contained in this press release that are not historical facts may be forward looking statements within the meaning of the Private Litigation Reform Act. Such statements may use words such as “proposed,” "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to Amtech Systems, Inc. or our management. When we make forward-looking statements, we are basing them on our management's beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions including the risks discussed in our filings with the Securities and Exchange Commission. If one or more of these risks materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward looking statements contained in this press release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contacts:
Amtech Systems, Inc	MKR Group, Inc.
Bradley C. Anderson	Investor Relations
Chief Financial Officer	Todd Kehrli or Jim Byers
(480) 967-5146	(323) 468-2300
asys@mkr-group.com

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